NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 7, 2012, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 27, 2012 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. In connection with the merger between MLP & Strategic Equity Fund Inc. and Nuveen Energy MLP Total Return Fund, which became automatically effective on August 27, 2012, each Share of Beneficial Interest of MLP & Strategic Equity Fund Inc. was exchanged for 1.02955584 of a full Common Share of Beneficial Interest of Nuveen Energy MLP Total Return Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 27, 2012.